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Exhibit 10.516

CHIRON CORPORATION COMPENSATION COMMITTEE CHARTER

ROLE

        The Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Chiron Corporation ("Chiron") assists the Board in fulfilling its responsibility for oversight of the compensation plans and programs of Chiron generally. In addition, the Committee approves the compensation of the executive officers of Chiron and makes recommendations to the Board regarding the compensation of the members of Chiron's Board for services as directors.

        The chairperson of the Committee, acting in consultation with all committee members that are not otherwise affected by the issue or interest under consideration, and in consultation with such other directors, representatives of management, counsel or other advisors as the chairperson may deem appropriate, may determine from time to time the scope of the Committee's authority under this charter.

MEMBERSHIP AND STRUCTURE

        The Committee shall consist of at least three directors. A member shall not be an officer or employee of Chiron, each member shall be free of any relationship that, in the determination of the Board, would interfere with his or her individual exercise of independent judgment and each member shall otherwise be "independent" and qualified to serve as a member of the Committee under applicable law and under the rules of the Nasdaq Stock Market, Inc. The Committee shall review at least annually, and upon the occurrence of any significant change, the qualification and independence of its members, and shall report the result of this review to the full Board.

        Subject to the requirements described above with respect to Committee membership, members of the Committee shall be appointed by the Board in accordance with the Governance Agreement, dated as of November 20, 1994, between Chiron and Novartis AG, as amended (as it may be further amended from time to time, the "Governance Agreement"). Committee members shall serve at the pleasure of the Board. The chairperson shall be appointed by the full Board.

        The Committee shall meet in person or telephonically at least two times a year or more frequently when deemed necessary or desirable by the Committee or its chairperson, at such times and places as the Committee determines.

COMMUNICATIONS/REPORTING

        The Committee may invite such members of management to its meetings as it may deem desirable, consistent with the maintenance of confidentiality of compensation discussions. The Committee shall meet in private executive session at least annually to consider the performance and compensation of the Chief Executive Officer ("CEO"). The Committee shall cause to be prepared, reviewed and approved the annual report on executive compensation to be included in Chiron's proxy statement. The Committee shall perform or cause to be performed and approved by the Committee annually an evaluation of the performance of the Committee of its role under this charter, including the duties and responsibilities set forth in Annex A. The evaluation shall include consideration of possible amendments to this charter, including the duties and responsibilities set forth in Annex A. The performance evaluation may be conducted in such manner as the Committee deems appropriate, and the result and recommendations shall be reported to the Board by the chairperson or any other member of the Committee. The chairperson shall report in a timely manner on Committee activities to the full Board.

EDUCATION

        Chiron is responsible for providing the Committee with educational resources related to its role and duties and responsibilities, including executive officer and director compensation practices, employee benefit and compensation plan requirements and practices and any other material as may be requested by the Committee.

AUTHORITY

        In discharging its oversight role, duties and responsibilities, the Committee is empowered to cause and direct the investigation of any matter within its role, with full power to cause independent counsel or other experts or advisors to be retained for this purpose. The Committee may require any officer or employee of Chiron or Chiron's outside lawyers to attend a meeting of the Committee or to meet with any member of or consultants to the Committee and to provide any information requested by the Committee or its member or consultants. The Committee shall have the full authority of the Board to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the compensation and other terms of engagement of independent compensation consultants, counsel, accountants or other experts or advisors as the Committee deems appropriate in its discretion, without seeking approval of the Board or management. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee shall also have the resources that it deems necessary to discharge its duties and responsibilities.

KEY DUTIES AND RESPONSIBILITIES

        The key duties and responsibilities of the Committee in carrying out its role are delineated in Annex A to the Compensation Committee Charter. In addition, the Committee may be subject to duties under the Governance Agreement. Annex A will be reviewed annually, and updated if necessary, to reflect changes in regulatory requirements, authoritative guidance and evolving oversight practices. As the compendium of Committee duties and responsibilities, Annex A will be considered to be incorporated in, and a part of, this charter.

        The Committee may rely on the expertise and knowledge of management, compensation consultants, counsel, advisors and experts in carrying out its oversight responsibilities. Management of Chiron is responsible for the development and administration of Chiron's compensation and benefit plans and programs. It is not the duty of the Committee to plan or conduct investigations, to assure the adequacy or effectiveness of Chiron's compensation plans and programs or to assure compliance with laws and regulations or with company's policies, procedures and controls.

ANNEX A

        The following are the key duties and responsibilities of the Committee:

  1.
  To establish Chiron's general compensation philosophy, and oversee the development and implementation of compensation programs, including employee benefit plans and arrangements.

  2.
  To review corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO's compensation level based on this evaluation.

  3.
  To review and approve the compensation of all other "officers" of Chiron as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 16a-1 promulgated thereunder (the "Section 16 Officers").

  4.
  To make recommendations to the Board with respect to Chiron's incentive compensation plans and equity-based plans, oversee the activities of the individuals and committees responsible for administering these plans, including the Stock Option Plan Administration Committee, and discharge any responsibilities imposed on the committee by any of these plans.

  5.
  To oversee regulatory compliance with respect to compensation matters, including overseeing Chiron's policies on structuring compensation programs to preserve tax deductibility, and, as and when required, reviewing and approving performance goals and overseeing attainment of performance goals for purposes of Section 162(m) of the Internal Revenue Code.

  6.
  To review and approve any severance or similar termination payments proposed to be made to any current or former Section 16 Officer.

  7.
  To review and recommend to the Board the elements of compensation to be paid to directors for service as directors.

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  Exhibit 10.516
CHIRON CORPORATION COMPENSATION COMMITTEE CHARTER ROLE
  ANNEX A